Exhibit 3.17

CERTIFICATE OF FORMATION

OF

PANTWIST, LLC

a Texas limited liability company

ARTICLE 1 – Entity Name and Type

The name of the entity is Pantwist, LLC.  The filing entity being formed is a limited liability company.

ARTICLE 2 – Registered Agent and Registered Office

The initial registered agent is an organization by the name of Cano Petroleum, Inc.  The business address of the registered agent and the registered office address is 309 West Seventh Street, Suite 1600, Fort Worth, Texas 76102.

ARTICLE 3 – Governing Authority

The limited liability company will be managed by its managers.  The name and address of the initial manager are as follow:

Name	Address

S. Jeffrey Johnson	309 West Seventh Street
Suite 1600
Fort Worth, Texas 76102

ARTICLE 4 – Purpose

The limited liability company is formed for the purpose of transacting all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE 5 – Effectiveness of Filing

This Certificate of Formation becomes effective when it is filed by the Texas Secretary of State.

ARTICLE 6 – Organizer

The name and address of the organizer of the limited liability company are as follow:

Christina Markell-Balleza

901 Main Street, Suite 3100

Dallas, Texas  75202

IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on the 26th day of April, 2006.

ORGANIZER:

/s/ Christina Markell-Balleza ,
Christina Markell-Balleza,
Organizer